Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Steve Schrier, 331-332-2264
Investor contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR ANNOUNCES AMENDMENTS TO SETTLEMENT

AGREEMENTS AND STOCKHOLDER RIGHTS PLAN

•	Icahn Partners (“Icahn”) and MHR Fund Management LLC (“MHR”) to Each Nominate Two Directors to Board at 2014 Annual Meeting;

•	Company Amends and Extends Stockholder Rights Plan to Allow Just Under 20 Percent Ownership;

•	John C. (Jack) Pope Retires from Board of Directors to Allow for Additional Nominee;

LISLE, Ill. (July 15, 2013) – Navistar International Corporation (NYSE: NAV) today announced amendments to settlement agreements the company has in place with each of Icahn Partners (“Icahn”) and MHR Fund Management LLC (“MHR”), as well as changes to the company’s Stockholder Rights Plan (the “Rights Plan”).

As part of the agreements, each of Icahn and MHR will have the opportunity to designate two nominees for election to the Board of Directors at the company’s Annual Meeting of Shareholders in February 2014. In addition, Icahn and MHR each has agreed that it will not run a proxy contest at the 2014 Annual Meeting and will support the Board’s nominees, as well as certain other provisions. The Board has also approved an amendment to the company’s Rights Plan that extends its expiration date from August 31, 2013 to June 18, 2015 and allows for an increase in beneficial ownership of common stock from 15 percent to 19.99 percent without triggering the Rights pursuant to the Rights Plan.

To allow for the additional director designated by the amended settlement agreements, John C. (Jack) Pope has determined to retire from the Board effective immediately. Pope’s retirement leaves nine members on Navistar’s Board until the company’s Annual Meeting of Shareholders in February 2014, at which point the company plans to nominate ten directors.

“On behalf of the Board, I would like to thank Jack Pope for his contributions and service to Navistar during his time as a director,” said James Keyes, Navistar Board of Directors non-executive chairman.

“We view the updated agreements with Icahn Partners and MHR, as well as the amendment to the Rights Plan, as positive steps as we continue to execute our turnaround plan and drive the company to restored profitability,” said Troy Clarke, Navistar president and chief executive officer.

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Details about the Rights Plan and the amended agreements with Icahn and MHR will be contained in a Form 8-K to be filed by the company with the U.S. Securities and Exchange Commission.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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